Exhibit 10.1

EXECUTION COPY

Re:	Agreement by and among Pineapple Express, Inc., Jaime Ortega,
Pineapple Ventures, Inc. and the shareholders thereof.

This Agreement (this “Agreement”) is made and entered into as of the 17th day of January, 2020, by and among Pineapple Express, Inc., a Wyoming corporation (the “Company”), Jaime Ortega (“Ortega”), Pineapple Ventures, Inc., a company formed under the laws of the State of California (“PVI”), all of the Shareholders of PVI (each a “Shareholder” and collectively the “Shareholders”). Terms not defined herein shall have the meaning ascribed to them in the Exchange Agreement (as defined below).

WHEREAS, pursuant to that certain Share Exchange Agreement dated March 19, 2019, as amended (the “Exchange Agreement”), the Company acquired and presently owns Fifthy Thousand (50,000) shares (reflecting a Fifty percent (50%) ownership interest) of the Capital Stock of PVI;

WHEREAS, Ortega is a majority shareholder of the Company as well as a shareholder of PVI, and has extended loans to the Company; and

WHEREAS, Ortega and the Company wish to enter into this Agreement pursuant to which Ortega shall cancel One Million Sixty Two Thousand Dollars ($1,062,000.00) of the existing loans extended to the Company (the “Ortega Debt”) in exchange for Ten Thousand (10,000) Shares of Capital Stock of PVI to be issued by the Company (the “PVI Shares”).

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree that the Agreement shall be amended as follows:

1. Transfer of PVI Shares in Exchange for Cancellation of the Ortega Debt. Upon execution of this Agreement, the Company shall immediately transfer and deliver all of the PVI Shares to Ortega, free and clear of all liens and encumbrances, in consideration for full satisfaction of the Ortega Debt. The Parties agree to execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

EXECUTION COPY

2. Ownership of Capital Stock of PVI. Upon execution of this Agreement, the new capital ownership of PVI shall be as follows:

	Number of Capital Stock	Percentage Ownership
Jaime Ortega	59,500	59.50%

Joshua Eisenberg	500	0.50%

Pineapple Express, Inc.	40,000	40.00%

3. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.

4. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.

5. This Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment Agreement and all acts and transactions pursuant to the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

{ Signature Page Follows }

EXECUTION COPY

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the parties hereby execute this Agreement as of the date first written above.

PINEAPPLE EXPRESS, INC.

By:	/s/ Matthew Feinstein
Name:	Matthew Feinstein
Title:	Interim Chief Financial Officer

JAIME ORTEGA

/s/ Jaime Ortega

PINEAPPLE VENTURES, INC.

By:	/s/ Shawn Credle
Name:	Shawn Credle
Title:	Chief Executive Officer

PVI MEMBERS:

Jaime Ortega

/s/ Jaime Ortega

Joshua Eisenberg

/s/ Joshua Eisenberg